Exhibit 8.1

Mayer Brown LLP
71 South Wacker Drive
December 15, 2009	Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
www.mayerbrown.com
CEF Equipment Holding, L.L.C.
10 Riverview Drive
Danbury, CT 06810
Re: Asset Backed Notes
Ladies and Gentlemen:
     We have advised CEF Equipment Holding, L.L.C., a Delaware corporation (the “Registrant”) with respect to certain federal income tax aspects of the issuance of the Asset Backed Notes (the “Notes”), which were issued pursuant to an Indenture, dated as of September 11, 2009 (the “Agreement”), as more particularly described in the prospectus, dated August 26, 2009 (the “Base Prospectus”), the prospectus supplement, dated September 2, 2009 (the “Prospectus Supplement”) and the Supplement to the Prospectus Supplement, dated December 15, 2009 (the “Supplement to the Prospectus Supplement” and, together with the Prospectus Supplement and the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-132242) as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and declared effective on August 22, 2006 (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.
     The description of selected federal income tax consequences to holders of the Notes that appears in the Base Prospectus, the Prospectus Supplement and in the Supplement to the Prospectus Supplement under the heading “U.S. Federal Income Tax Consequences” does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such description is accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition we adopt and confirm the statements in the description identified as the opinion of special United States federal tax counsel.
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown llp
CEF Equipment Holding, L.L.C.
December 15, 2009

     We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.
[SIGNATURE PAGE FOLLOWS]

Mayer Brown LLP
CEF Equipment Holding, L.L.C.
December 15, 2009

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.
Very truly yours,
/s/ MAYER BROWN LLP
WAL/ATG